Exhibit 99.2

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

DSS GROUP, INC.

Page
Unaudited Condensed Consolidated Financial Statements:
Consolidated Balance Sheets as of September 26, 2014 and December 27, 2013	II-44

Consolidated Statements of Income and Comprehensive Loss for the Periods June 28, 2014 to September 26, 2014, June 29, 2013 to September 27, 2013 (Successor) and June 29, 2013 to August 30, 2013 (Predecessor)

II-45

Consolidated Statements of Loss and Comprehensive Loss for the periods December 28, 2013  to September 26, 2014, June 29, 2013 to September 27, 2013 (Successor), and December 29, 2012 to August 30, 2013 (Predecessor)

Consolidated Statements of Cash Flows for the Periods December 28, 2013 to September 26, 2014, June 29, 2013 to September 27, 2013 (Successor) and December 29, 2012 to August 30, 2013 (Predecessor)	II-45
Notes to Unaudited Condensed Consolidated Financial Statements	II-46

Exhibit 99.2

DSS Group, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 26,	December 27,
(in thousands of dollars, except share data)	2014	2013
Assets
Current assets
Cash and cash equivalents	$19,559	$34,307
Trade accounts receivable, net of allowance for doubtful accounts of $3,545 and $4,513, respectively	109,888	97,179
Inventories	41,419	36,279
Prepaid and other current assets	8,265	11,401
Income tax receivable	859	1,608
Deferred tax assets	26,127	26,127

Total current assets	206,117	206,901
Property, plant and equipment, net	415,360	428,036
Intangibles, net	351,028	365,870
Goodwill	200,079	198,849
Other assets	6,825	5,180
Deferred financing costs, net	24,892	28,855

Total assets	$1,204,301	$1,233,691

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$3,200	$3,211
Accounts payable	41,046	31,172
Accrued expenses and other current liabilities	38,080	63,274
Current portion of insurance reserves	11,869	14,059
Customer deposits	32,619	32,408

Total current liabilities	126,814	144,124
Long-term debt, less current portion, less discounts	654,225	655,025
Insurance reserves, less current portion	16,372	16,401
Other long-term liabilities	3,417	3,032
Deferred tax liabilities	161,719	165,052

Total liabilities	962,547	983,634

Commitments and contingencies (Note 9)
Shareholders’ equity
Common stock; $0.01 par value; 1,000 authorized shares; 199 shares issued and outstanding	—	—
Additional paid in capital	263,399	260,698
Accumulated other comprehensive income	281	281
Accumulated deficit	(21,926)	(10,922)

Total shareholders’ equity	241,754	250,057

Total liabilities and shareholders’ equity	$1,204,301	$1,233,691

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DSS Group, Inc.

Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(in thousands of dollars)	Successor	Successor	Predecessor
	June 28, 2014	June 29, 2013	June 29, 2013
	to	to	to
	September 26, 2014	September 27, 2013	August 30, 2013
Net product sales	$234,637	$65,886	$152,241
Net rental income	25,178	7,868	16,854

Net revenue	259,815	73,754	169,095
Cost of products sold	101,681	28,146	63,321
Cost of rentals	3,202	792	2,479

Cost of revenue	104,883	28,938	65,800

Gross profit	154,932	44,816	103,295
Selling, general and administrative	134,304	40,066	105,395
Amortization of intangible assets	5,090	1,690	1,456

Operating income	15,538	3,060	(3,556)

Other expense
Interest expense	(15,021)	(10,247)	(36,789)
Other income (expense), net	(250)	—	13

Other expenses	(15,271)	(10,247)	(36,776)

Income (loss) before income taxes	267	(7,187)	(40,332)
Income tax (expense) benefit	(261)	2,773	1,101

Net income (loss)	$6	$(4,414)	$(39,231)
Less: Cumulative dividend on preferred stock	—	—	14,976

Net income (loss) attributable to common shareholders	$6	$(4,414)	$(54,207)

Net income (loss)	$6	$(4,414)	$(39,231)
Other comprehensive loss, net of tax
Change in periodic pension and other postretirement costs, net of tax benefit of $0, $0 and $461, respectively	—	—	759

Comprehensive income (loss)	$6	$(4,414)	$(38,472)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DSS Group, Inc.

Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss

(in thousands of dollars)	Successor	Successor	Predecessor
	December 28, 2013	June 29, 2013	December 29, 2012
	to	to	to
	September 26, 2014	September 27, 2013	August 30, 2013
Net product sales	$666,663	$65,886	$562,145
Net rental income	75,066	7,868	65,214

Net revenue	741,729	73,754	627,359
Cost of products sold	292,212	28,146	233,450
Cost of rentals	9,752	792	7,758

Cost of revenue	301,964	28,938	241,208

Gross profit	439,765	44,816	386,151
Selling, general and administrative	393,618	40,066	352,235
Amortization of intangible assets	15,271	1,690	6,154

Operating income	30,876	3,060	27,762

Other expense
Interest expense	(44,951)	(10,247)	(67,199)
Other income (expense), net	282	—	(121)

Other expenses	(44,669)	(10,247)	(67,320)

Loss before income taxes	(13,793)	(7,187)	(39,558)
Income tax benefit	2,789	2,773	1,025

Net loss	$(11,004)	$(4,414)	$(38,533)
Less: Cumulative dividend on preferred stock	—	—	43,680

Net income (loss) attributable to common shareholders	$(11,004)	$(4,414)	$(82,213)

Net loss	$(11,004)	$(4,414)	$(38,533)
Other comprehensive loss, net of tax
Change in periodic pension and other postretirement costs, net of tax benefit of $0, $0 and $461, respectively	—	—	711

Comprehensive loss	$(11,004)	$(4,414)	$(37,822)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DSS Group, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands of dollars)	Successor	Successor	Predecessor
	December 28, 2013	June 29, 2013	December 29, 2012
	to	to	to
	September 26, 2014	September 27, 2013	August 30, 2013
Cash flows from operating activities
Net loss	$(11,004)	$(4,414)	$(38,533)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization of property, plant and equipment	69,588	6,855	44,299
Amortization of intangibles	15,271	1,690	6,154
Amortization of debt discount and deferred financing costs	5,563	651	3,389
Mark-to-market of derivative investments and warrants	(352)	—	50
Loss on disposal of assets	2,397	363	3,341
Loss of extinguishment of debt	—	—	26,580
Paid-in-kind (PIK) noncash interest expense	—	—	2,844
Provision for bad debts	(969)	(586)	38
Noncash stock compensation expense	2,701	—	2,400
Deferred income taxes	(4,047)	(2,717)	(406)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(11,740)	552	(11,884)
Inventories	(4,979)	2,303	(245)
Prepaid and other current assets	3,136	1,880	(610)
Other assets	(1,293)	(22)	(730)
Due from parent	—	—
Accounts payable	8,431	(431)	952
Accrued expenses and other current liabilities	(14,278)	(1,165)	2,040
Insurance reserves	(2,219)	469	(1,883)
Income tax receivable	749	(463)	(1,948)
Customer deposits	191	160	(2,412)
Other liabilities	385	(140)	(1,216)

Net cash provided by operating activities	57,531	4,985	32,220

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	3,962	16	404
Purchases of property, plant and equipment	(61,883)	(6,238)	(56,172)
Purchase of business, net of $6,459 cash acquired (Note 3)	(11,056)	(874,007)	—
Purchase of business and other intangibles (Note 4)	(891)	—	(4,848)
Restricted cash	—	—	3,500

Net cash used in investing activities	(69,868)	(880,229)	(57,116)

Cash flows from financing activities
Repayments of long-term debt and capital leases	(2,411)	(4)	(4,169)
Borrowings of long-term debt	—	657,480	—
Equity contribution	—	260,698	—
Draw on asset based line of credit	—	4,000	—
Debt issuance costs	—	(30,688)	—

Net cash provided by (used in) financing activities	(2,411)	891,486	(4,169)

Net increase (decrease) in cash and cash equivalents	(14,748)	16,242	(29,065)
Cash and cash equivalents
Beginning of the period	34,307	—	35,524

End of period	$19,559	$16,242	$6,459

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DSS Group, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

1. Business Organization and Basis of Presentation

Business Organization

Successor

On August 30, 2013, DSS Group, Inc., a Delaware corporation (individually and, where appropriate in the context, collectively with its consolidated subsidiaries, the “Company”) was acquired by Crestview DSW Investors, L.P. (“Parent”), a Delaware limited partnership and affiliate of Crestview Partners II GP, L.P. and certain co-investors, including GCM Grosvenor NPS, L.P., affiliates of StepStone LLC and various other co-investors (collectively with Parent, the “DSSG Stockholders”), pursuant to that certain Agreement and Plan of Merger dated as of July 23, 2013 (the “Merger Agreement”), by and among Parent, Crestview DSW Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and wholly owned subsidiary of Parent, the Company, and DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), in a transaction hereinafter referred to as the “Merger.”

In connection with the Merger, Acquisition Sub merged with and into the Company, with the Company as the surviving corporation, and Crestview DS Merger Sub II, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquisition Sub, merged with and into DS Services of America, Inc., a Delaware corporation (“DSSA”), with DSSA as the surviving corporation (such Merger Sub and DSSA merger, the “Issuer Merger”). The Merger, the Issuer Merger, the related financings, the equity contributions and the payment of all costs related to these transactions are collectively referred to in this report as the “Transactions.” See Note—3 “Acquisition of Predecessor” for further information on the Transactions.

The Company owns all of the issued and outstanding shares of DS Services Holdings, Inc., a Delaware corporation (“DSSH”). DSSH owns all of the issued and outstanding shares of DSSA. The Company conducts its operations by and through DSSA. DSSA is the sole member of Crystal Springs of Alabama Holdings, LLC, a Delaware limited liability company (“CSAH”). CSAH holds a fifty percent interest in a joint venture referred to as the Crystal Springs of Alabama Joint Venture.

DSSA was the sole member of PolyCycle Solutions, LLC, a Delaware limited liability company (“PCS”). PCS was formed on May 1, 2009 as a joint venture between the Company and C.V. Plastics, LLC (“CV Plastics”). On November 17, 2011, the Company acquired all of CV Plastics’ interests in PCS. PCS merged into DSSA with DSSA as the surviving corporation effective December 28, 2013.

Effective March 1, 2014, (a) the Company’s corporate name was changed from DSW Group, Inc. to its current name of “DSS Group, Inc.”, (b) DSSH’s corporate name was changed from “DS Waters Enterprises, Inc.” to its current name of “DS Services Holdings, Inc.”, and (c) DSSA’s corporate name was changed from “DS Waters of America, Inc.” to its current name of “DS Services of America, Inc.”

Predecessor

In 2012, a majority interest in DSSG was indirectly acquired from Kelso & Company (“Kelso”) by a group of noteholders under that certain Note Purchase Agreement dated as of October 24, 2007 (the “DSSG Group Note”), by and among DSSG and such noteholders, which group was led by Solar Capital, Magnetar Capital and GoldenTree Capital. These noteholders held their majority interest in DSSG through their ownership of Seller.

Business

The Company operates its business primarily through its wholly owned operating subsidiary, DSSA. The Company is a national direct-to-consumer provider of bottled water, office coffee service and water filtration services. The Company offers a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 200 sales and distribution facilities and daily operation of over 2,100 routes. With one of the broadest distribution networks in the country, the Company reaches approximately 90 percent of U.S. households and efficiently services homes and national, regional and local offices.

The Company operates through two reportable segments – “Direct-to-Consumer Services” and “Retail Services”.

Basis of Presentation

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions between the two entities have been eliminated in consolidation.

The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and practices of the United States of America (“GAAP”) for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. As set forth above and discussed in more detail in Note —3 “Acquisition of Predecessor”, the Company was acquired on August 30, 2013 (the “Merger Date”) pursuant to the Merger. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

Results for the interim periods should not be considered indicative of results for a full year. These interim Unaudited Condensed Consolidated Financial Statements do not represent complete financial statements and should be read in conjunction with the Company’s annual financial statements for the year ended December 27, 2013 set forth in the Registration Statement filed with the Securities and Exchange Commission (“SEC”).

Fiscal Periods

The Company’s fiscal year and fiscal quarters end on the Friday nearest the calendar year and calendar quarter end, as applicable, unless such Friday falls after such calendar period end, in which case the fiscal year end is the calendar year end and the fiscal quarter end is the final Friday in such quarter. Unless otherwise stated, references to years in this report relate to fiscal years and references to quarters in this report relate to fiscal quarters rather than calendar years and calendar quarters. For purposes of these Unaudited Condensed Consolidated Financial Statements, (a) “Quarter Successor 2014” refers to the period beginning June 28, 2014 through and including September 26, 2014, (b) “Quarter Successor 2013” refers to the period beginning June 29, 2013 through and including September 27, 2013, (c) “Quarter Predecessor 2013” refers to the period beginning June 29, 2013 through and including August 30, 2013, (d) “Year to Date Successor 2014” refers to the period beginning December 28, 2013 through and including September 26, 2014, and (e) “Year to Date Predecessor 2013” refers to the period beginning December 29, 2012 through and including August 30, 2013. The Successor period began on June 29, 2013. As a result, the Year to Date Successor period for 2013 covers the same period as Quarter to Date Successor 2013.

Merger Sub was legally formed on July 23, 2013. Prior to the incorporation of Merger Sub, DSSA incurred costs on Merger Sub’s behalf beginning on June 29, 2013. When used in this report, the term “Predecessor” refers only to the Company for periods prior to the Merger Date and the term “Successor” refers only to the Company for the period June 29, 2013 through and including September 26, 2014.

2. Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) or the issuance of new standards to the FASB’s Accounting Standards Codification (“ASC”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on these Unaudited Condensed Consolidated Financial Statements.

Revenue From Contracts With Customers

In May 2014, the FASB and International Accounting Standards Board (“IASB”) issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. This guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The new guidance is effective for public companies which are accelerated filers for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The standard permits the use of either the full retrospective or modified transition method. This guidance will be applicable to the Company at the beginning of its first quarter of fiscal year 2017. The Company is currently evaluating whether the full retrospective or modified transition approach will be applied and whether the new guidance will have a material impact on the Company’s Consolidated Financial Statements.

Reporting Discontinued Operations

In April 2014, the FASB issued new guidance which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The new guidance is effective for annual and interim periods beginning after December 15, 2014. The impact on the Company of adopting the new guidance will depend on the nature, terms and size of business disposals completed after the effective date. This authoritative guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

3. Acquisition of Predecessor

As discussed in Note—1 “Business Organization and Basis of Presentation,” the DSSG Stockholders acquired DSSG pursuant to the Merger for $885,063, net of $6,459 cash acquired, subject to certain customary adjustments for working capital and tax matters. A portion of the Merger consideration was used to pay transaction costs and approximately $459,069 was used by Seller to repay existing debt of the Company as of the Merger date. The Merger was financed by:

•	Borrowings under a $320,000, 7-year, senior secured term loan facility (the “Term Loan Facility”), $316,800 of which was provided at closing, net of $3,200 discount;

•	Issuance by DSSA of $350,000, 10.000% second-priority senior secured notes due 2021 (the “Notes”) in the amount of $340,679, which amount is net of discount of $9,321; and

•	An aggregate equity contribution of $260,698 from the DSSG Stockholders.

The Merger has been accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the Merger is based on currently available information and was considered final as of the fiscal quarter ending September 26, 2014.

The following is a summary of the fair values of the net assets acquired:

	Purchase Price as of December 27, 2013	Adjustment	Updated Purchase Price as of September 26, 2014
Total consideration transferred, net of cash acquired of $6,459	$874,007	$11,056	$885,063

Income tax receivable	2,175	—	2,175
Trade accounts receivable	103,793	—	103,793
Inventories	36,108	—	36,108
Prepaid and other current assets	12,552	—	12,552
Deferred tax asset	10,409	—	10,409
Property, plant and equipment	442,676	—	442,676
Intangibles	372,353	—	372,353
Other assets	5,551	—	5,551
Accounts payable	(35,794)	—	(35,794)
Accrued expenses and other current liabilities	(52,409)	11,056	(41,353)
Customer deposits	(33,142)	—	(33,142)
Current portion of insurance reserves	(13,748)	—	(13,748)
Insurance reserves, less current portion	(15,461)	—	(15,461)
Other long term liabilities	(3,735)	—	(3,735)
Deferred tax liability	(156,170)	(714)	(156,884)

Net assets acquired	675,158	10,342	685,500

Goodwill	$198,849	$714	$199,563

The goodwill of $199,563 recorded as part of the acquisition is for the potential growth of the Company. See Note – 6 “Intangibles and Goodwill” for further discussion on Goodwill by segment. Included in the goodwill, $32,757 is deductible for income tax purposes and the remaining goodwill is not expected to be deductible for income tax purposes.

Pursuant to the terms of the Merger Agreement, the Merger Consideration payable to Seller was increased by $11,056 as a result of an adjustment related to working capital. This amount was paid by the Company on behalf of Parent to Seller during the first quarter ending March 28, 2014 and, as a result, the purchase price allocation was adjusted. In Quarter Successor 2014, the Company recorded $714 of additional Goodwill related to the adjustment of the IRC Sec 195 deferred tax asset that was recorded through purchase accounting, which was finalized during the quarter.

The $372,353 of intangible assets acquired in connection with the Merger were assigned to the following:

	Fair value	Weighted Average Life (years)
Customer Lists	$243,352	12
Trademark/trade name	128,891	N/A
Covenants not to compete	110	5

	$372,353

The Company incurred costs in connection with the Merger of $194, $1,423 and $15,142 during Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, respectively. The Company incurred costs in connection with the Merger of $1,339 and $15,416 during Year to Date Successor 2014 and Year to Date Predecessor 2013, respectively. The foregoing amounts were expensed by the Company as incurred and are included in the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) in the line item titled Selling, general and administrative (“SG&A”) expense.

4. Business Acquisitions

During Year to Date Successor 2014 and Year to Date Predecessor 2013, the Company expanded the geographical area it services through the acquisition of several businesses. All acquisitions have been accounted for in accordance with ASC 805 – Business Combinations, as discussed in more detail in Note – 3 “Acquisition of Predecessor”. All goodwill recorded in conjunction with such acquisitions relates to the Company’s Direct-to-Consumer segment. The Company incurred acquisition costs of $86, $458 and $817 during Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, respectively. The Company incurred acquisition costs of $1,080 and $2,368 during Year to Date Successor 2014 and Year to Date Predecessor 2013, respectively. Acquisition costs incurred were recorded as a component of SG&A on the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Successor 2014

Coffee Pause Acquisition

On August 29, 2014, the Company purchased certain assets of The Coffee Pause Company, Inc. (“Coffee Pause”). Coffee Pause’s principal business is office coffee and water filtration services. The aggregate purchase price for Coffee Pause was as follows:

Cash purchase price paid at closing	$160

Initial Cash purchase price	160

Deferred cash payment as described below	40

Total potential cash purchase price	$200

The fair values of the assets acquired in connection with the Coffee Pause acquisition were as follows:

Property, plant and equipment	$20
Customer lists	116
Noncompete agreement	5
Goodwill	59

Total potential cash purchase price	$200

The amortization periods for the customer list and the covenant not to compete included with the Coffee Pause acquisition are 12 years and 5 years, respectively. The $59 of goodwill recorded in connection with the Coffee Pause acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction and potential cross-selling benefits generated by the consolidation of customers and facilities. For income tax purposes, this goodwill will be amortized over a 15 year period. The total cash purchase price will be paid in two installments with $160 at closing, and a deferred cash payment of $40 which is contingent on the Company invoicing and actually receiving as payment for the provision of goods and services from each and every customer acquired in the acquisition during the ninety day period beginning after the closing date. The Company estimates that such liability is $40 and is payable 120 days after the acquisition date.

Pine Mountain Acquisition

On September 12, 2014, the Company purchased certain assets of Pine Mountain Springs, Inc. (“Pine Mountain”) related to its water delivery, office coffee and filtration services business. Pine Mountain’s principal business is the water delivery, office coffee and filtration service business. The aggregate purchase price for Pine Mountain was as follows:

Cash purchase price	$751
Liabilities assumed	(20)

Initial net cash purchase price paid at closing	731

Deferred cash payment as described below	100

Total potential net cash purchase price	$831

The fair values of the assets acquired and liabilities assumed in connection with the Pine Mountain acquisition were as follows:

Inventory	$6
Property, plant and equipment	80
Customer lists	286
Noncompete agreement	22
Goodwill	457
Liabilities assumed	(20)

Total potential net cash purchase price	$831

The amortization periods for the customer list and the covenant not to compete included with the Pine Mountain acquisition are 12 years and 5 years, respectively. The $457 of goodwill recorded in connection with the Pine Mountain acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction and potential cross-selling benefits generated by the consolidation of customers and facilities. For income tax purposes, this goodwill will be amortized over a 15 year period. The cash purchase price will be paid in two installments with $731 at closing, and a deferred cash payment of $100 which is contingent on the Company invoicing and actually receiving as payment for the provision of goods and services from each and every customer acquired in the acquisition during the ninety day period beginning after the closing date. The Company estimates that such liability is $100 and is payable 120 days after the acquisition date.

Predecessor 2013

Cascade Coffee Acquisition

On August 9, 2013, the Company purchased certain assets of Cascade Coffee, Inc.’s (“Cascade”) OCS business. Cascade’s principal business was office coffee and water filtration services. The aggregate purchase price for Cascade Coffee was $4,200 which included a deferred payment liability of $405.

Gross purchase price	$4,605
Liabilities assumed	(405)

Net cash purchase price	$4,200

The fair values of the assets acquired and liabilities assumed in connection with the Cascade acquisition were as follows:

Inventory	$404
Property, plant and equipment	421
Customer lists	1,540
Trade names	230
Noncompete agreement	110
Goodwill	1,900
Liabilities assumed	(405)

Total net cash purchase price	$4,200

The amortization periods for the customer list and the covenant not to compete included with the Cascade acquisition are 12 years and 5 years, respectively. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted for as such. The $1,900 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction and potential cross-selling benefits generated by the consolidation of customers and facilities. In addition to the cash purchase price paid at closing, the Company is required to pay Cascade a contingent earnout payment equal to three percent of revenues derived from acquired customers determined and payable quarterly for three years. The Company estimates that such liability is $196 as of September 26, 2014. The Company will re-measure this liability at each reporting period for the three years until fully paid out.

Pro forma Financial Information

The following unaudited pro forma summary presents consolidated information of the Company as if the Merger and the acquisition of Cascade occurred at the beginning of the annual period prior to the year purchased. No other acquisitions were included in the pro forma as they were deemed to have an immaterial impact. The pro forma adjustments primarily relate to revenue, gross profit generated, depreciation expense on stepped up fixed assets, amortization of acquired intangibles, interest expense related to new financing arrangements and the estimated impact on the Company’s income tax provision. The unaudited pro forma combined results of operations are provided for illustrative purposes only and are not necessarily indicative of what the Company’s actual consolidated results would have been.

	Proforma Quarter Ended September 27, 2013	Proforma Nine Months Ended September 27, 2013
Net revenue	$243,285	$704,305
Net loss	(35,478)	(42,040)

5. Inventories

Inventories consisted of the following as of September 26, 2014 and December 27, 2013:

	September 26, 2014	December 27, 2013
Raw materials	$6,362	$4,956
Finished goods	19,355	13,389
Resale items	15,702	17,934

	$41,419	$36,279

6. Intangibles and Goodwill

	As of September 26, 2014			As of December 27, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets not subject to amortization
Trade names	$128,891	$—	$128,891	$128,891	$—	$128,891
Intangible assets subject to amortization
Customer lists	243,753	(21,969)	221,784	243,352	(6,761)	236,591
Covenants not to compete	437	(84)	353	410	(22)	388

Total intangibles	$373,081	$(22,053)	$351,028	$372,653	$(6,783)	$365,870

The Company amortizes customer lists and covenants not to compete acquired in connection with the Merger over 12 years and 5 years, respectively. See Note – 3 “Acquisition of Predecessor” for further discussion. For acquisitions other than the Merger, the Company will review the purchase agreement and customer trend data to appropriately amortize the acquisition’s respective intangible assets. Prior to the Merger, the Company amortized customer lists over 6 weighted average years and covenants not to compete over 3 weighted average years. During Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, the Company recorded $5,090, $1,690 and $1,456, respectively, of amortization expense related to its intangible assets. During Year to Date Successor 2014 and Year to Date Predecessor 2013, the Company recorded $15,271 and $6,154, respectively, of amortization expense related to its intangible assets.

Goodwill consisted of the following for September 26, 2014 and December 27, 2013:

	September 26, 2014	December 27, 2013
Direct-to-Consumer Services	$193,716	$192,486
Retail Services	6,363	6,363

Consolidated	$200,079	$198,849

7. Related Party Transactions

Successor

In connection with the Merger, the DSSG Stockholders entered into a Stockholders Agreement dated as of August 30, 2013 (the “Stockholders Agreement”). The Stockholders Agreement provides for, among other things, (a) an agreement by the DSSG Stockholders to vote their shares of common stock of DSSG to elect as directors of DSSG the individual who holds the title of Chief Executive Officer of DSSH, one individual that is nominated from time to time by a significant co-investor (subject to certain continuing ownership requirements) and the individuals that are nominated from time to time by Parent and its affiliates (the “Crestview Stockholders”), (b) restrictions on transfer by the DSSG Stockholders other than Parent and its affiliates (the “NonCrestview Stockholders”), (c) certain rights of repurchase with respect to employee stockholders, and (d) certain registration rights for NonCrestview Stockholders following an initial public offering of DSSG.

In connection with the Merger, DSSA entered into a Monitoring Agreement dated as of August 30, 2013 (the “Monitoring Agreement”) with an affiliate of Parent (the “Manager”) relating to the monitoring of the investment of the Crestview Stockholders in DSSG following the consummation of the Merger. Under the Monitoring Agreement, during fiscal year 2014 DSSA is required to pay to the Manager a nonrefundable annual monitoring fee of $2,000 and reimburse the Manager for all reasonable fees and expenses incurred in connection with its monitoring activities. The Company paid to the Manager an amount equal to $500 and $1,500 in satisfaction of the Company’s obligations under the Monitoring Agreement with respect to Quarter Successor 2014 and Year to Date Successor 2014, respectively, which amount is based on a prorated annual fee of $2,000.

Effective August 31, 2013, DSSG engaged each of K. Dillon Schickli (“Schickli”) and Jim L. Turner (“Turner”) to serve on its Board of Directors. In connection with their respective services, Schickli is entitled to $100 annually and is eligible to participate in the Company’s medical plan and Turner is entitled to $60 annually. Each of Schickli and Turner is a minority co-investor in DSSG.

Predecessor

Prior to the Merger, pursuant to a Tax Sharing Agreement dated as of October 18, 2007 (the “Tax Sharing Agreement”) among the members of DSSG’s consolidated filing group which includes the Company, each subsidiary of DSSG was required to pay to DSSG an amount equal to the tax impact of items of income, loss and credits that were includable in the Federal Consolidated Income Tax Returns, or the Combined Consolidated State Income Tax Returns, of the consolidated group. These amounts due to or from DSSG were recorded in the Company’s due to/from DSSG account. The Tax Sharing Agreement was terminated effective August 30, 2013 and it was noted that any tax attributes of members of the consolidated group as of the termination date are made available for use by other members of the group without compensation.

DSW Group Holdings, LLC, the majority member of Seller, engaged Turner to serve on the Board of Directors of Seller. Turner was an indirect minority owner of the Company prior to the Merger. In consideration for Turner providing the foregoing services, the Company, on behalf of DSW Group Holdings, LLC, paid Turner an annual fee of $100. The Company paid Turner $25 and $50 for Quarter Predecessor 2013 and Year to Date Predecessor 2013, respectively.

The Company engaged Stewart Allen (“Allen”) to provide certain consulting services to management and the Board of Directors commencing April 20, 2012. Allen was a minority indirect owner of the Company prior to the Merger. In consideration for such services, the Company paid Allen an annual fee of $100.

8. Long-Term Debt

The Company’s long-term debt and capital lease obligations consisted of the following as of September 26, 2014 and December 27, 2013:

	September 26, 2014	December 27, 2013
Term loan facility	$317,600	$320,000
Notes	350,000	350,000
Capital lease obligations	—	11

Total debt	667,600	670,011
Less: Debt discount	(10,175)	(11,775)

	657,425	658,236
Less: Current portion	(3,200)	(3,211)

Total long-term debt	$654,225	$655,025

Successor

Senior Facilities

In connection with the Merger, on the Merger Date, the Company received borrowings under the Term Loan Facility and a $75,000 senior secured asset-based revolving credit facility (the “ABL Facility” and, collectively with the Term Loan Facility, the “Senior Facilities”).

Term Loan Facility

The Term Loan Facility is governed by that certain First Lien Credit Agreement (the “Term Credit Agreement”) with Barclays Bank PLC, as administrative agent, and the other lenders party thereto. The aggregate principal amount of the Term Loan Facility is $320,000, which was fully funded at closing of the Merger, net of discount of $3,200. The Company may request additional borrowings under the Term Loan Facility in an aggregate principal amount up to $100,000 and additional amounts based on certain net leverage ratios.

The Term Loan Facility has a seven-year term and amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount with the balance payable on the maturity date of August 30, 2020 of the Term Loan Facility. The maturity date of the Term Loan Facility is August 30, 2020. The weighted average interest rate as of September 26, 2014 was 5.25%. As of September 26, 2014, the Company’s outstanding principal balance on the Term Loan Facility was $317,600.

The borrowings under the Term Loan Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Barclays Bank PLC, and (3) the adjusted LIBO rate for a one-month interest period plus 1.00%, or (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case, plus an applicable margin equal to 4.25% for LIBOR loans and 3.25% for base rate loans with a 1.00% LIBOR floor.

The Company may voluntarily repay outstanding loans under the Term Facility at any time without premium or penalty, other than customary “breakage costs” with respect to Eurocurrency loans.

All obligations under the Term Loan Facility are unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect wholly owned domestic subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in substantially all of DSSA’s assets (other than the ABL Priority Collateral (as defined below) and those of each domestic guarantor, including a pledge of the DSSA’s capital stock, in each case subject to certain exceptions (the “NonABL Priority Collateral”), and (b) second-priority security interests in all accounts receivable, loan receivable, other receivables, inventory, related books and records and general intangibles, deposit accounts, business interruption insurance, certain real property, cash and proceeds of the foregoing (the “ABL Priority Collateral”).

ABL Facility

The ABL Facility is governed by that certain Asset-Based Revolving Credit Agreement (the “ABL Credit Agreement”) with BMO Harris Bank N.A., as administrative agent, and the other lenders party thereto. The aggregate principal amount of the ABL Facility is the lesser of (a) $75,000, and (b) the Company’s “borrowing base” set forth in the ABL Credit Agreement. In addition, the Company may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $25,000 and (b) the excess of the borrowing base (subject to certain exceptions) over the amount of the then-effective commitments under the ABL Facility. The ABL Facility has a five-year term. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings (swingline loans) on same-day notice.

The borrowings under the ABL Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the Bank of Montreal, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.0%, or (b) an adjusted LIBOR determined by reference to the costs of funds for eurocurrency liabilities in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, plus, in each case an applicable margin as set forth in the ABL Credit Agreement, as such applicable margin may be adjusted on a quarterly basis.

In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum if average utilization is greater than 50% and 0.375% if average utilization is less than or equal to 50%, which amounts may be adjusted based on usage. The Company is also required to pay a customary letter of credit fee, including a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, and customary issuance and administration fees.

The Company may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

All obligations under the ABL Facility are unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect wholly owned domestic restricted subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in the ABL Priority Collateral, and (b) third-priority security interests in the NonABL Priority Collateral.

10.000% Second-Priority Senior Secured Notes

In connection with the Merger, on August 30, 2013, DSSA issued $350,000 in principal amount of the Notes in a private placement. The Notes were issued under an indenture with Wilmington Trust, National Association as trustee. The Notes bear interest at a rate of 10.000% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2014. The Notes were issued at a discount of 2.663%.

DSSA may redeem the Notes at its option, in whole or in part, at any time on or after September 1, 2017 at certain redemption prices. In addition, DSSA may redeem up to 35% of the aggregate principal amount of the Notes on or prior to September 1, 2016 with the net proceeds from certain equity offerings at certain redemption prices. Prior to September 1, 2017, DSSA may redeem some or all of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium.

The Notes are fully and unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect 100% owned domestic restricted subsidiaries. The Notes and related guarantees are secured by (a) second-priority security interests in the NonABL Priority Collateral, and (b) third-priority security interests in the ABL Priority Collateral. The guarantees may be released under certain customary circumstances with respect to a subsidiary guarantor including:

•	DSSA’s obligations under the indenture are discharged in accordance with the terms of the indenture;

•	The sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the equity interests in such subsidiary guarantor;

•	The designation of such subsidiary guarantor as an “Unrestricted Subsidiary” under the indenture;

•	The release or discharge of the guarantee by such subsidiary guarantor of the Term Loan Facility and ABL Facility or other indebtedness which resulted in the obligation to guarantee the Notes;

•	DSSA’s exercise of its legal defeasance option or covenant defeasance option in accordance with the indenture;

•	Such subsidiary guarantor ceasing to be a subsidiary of DSSA as a result of any foreclosure of any pledge or security interest in connection with the Term Loan Facility and ABL Facility; and

•	The occurrence of certain “Covenant Suspension Events” under the indenture in the event that the Notes are rated investment grade.

The Senior Facilities and the Notes contain certain customary affirmative covenants and events of default. In addition, the Senior Facilities and Notes contain a number of covenants that, among other things restrict, subject to certain exceptions, DSSA’s ability, and the ability of its restricted subsidiaries to: sell assets; incur additional indebtedness; make voluntary repayments on certain other indebtedness; pay dividends and distributions or repurchase DSSA’s capital stock; create liens on certain assets; make investments, loans, guarantees or advances; engage in mergers or acquisitions; enter into sale/leaseback transactions; engage in certain transactions with affiliates; make negative pledges; amend their respective organization documents and certain debt documents; change their respective fiscal years; change their respective businesses; or enter into agreements that restrict dividends from subsidiaries. The Senior Facilities and the Notes also contain covenants limiting the activities of the Company.

Predecessor

In connection with the Merger, a prepayment penalty of $11,416 and the write off of deferred financing fees of $15,164 were extinguished through interest expense in Quarter Predecessor 2013.

First Lien Facility

Prior to the Merger, the Company’s senior secured term facility (the “Predecessor First Lien Facility”) was set to expire in August 2017. As a result of the Merger, the Predecessor First Lien Facility was repaid on August 30, 2013. Under the Predecessor First Lien Facility, base rate loans would bear interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.00%, and USD Libor rate loans would bear interest at the USD Libor rate (subject to a floor of 1.50% per annum) plus 9.00%. Interest was payable quarterly. The interest rate as of August 30, 2013 was 10.50%.

Second Lien Facility

Prior to the Merger, the Company’s second lien facility (the “Predecessor Second Lien Facility”) was set to expire in February 2018. As a result of the Merger, the Predecessor Second Lien Facility was repaid on August 30, 2013. Under the Predecessor Second Lien Facility, base rate loans would bear interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.50% plus a paid-in-kind margin, or PIK Margin, of 4.00% and rate loans would bear interest at the rate (subject to a floor of 1.50% per annum) plus 9.50% plus a PIK Margin of 4.00%. Interest was payable quarterly.

$70,000 ABL Facility

Prior to the Merger, the Company’s $70,000 asset based loan facility (the “Predecessor ABL Facility”) was set to expire in February 2017. As a result of the Merger, the Predecessor ABL Facility was repaid on August 30, 2013. The Predecessor ABL Facility provided for revolving credit financing, subject to borrowing base availability.

9. Commitments and Contingencies

Legal Claims

The Company is party to a putative class action lawsuit in California alleging that it violated certain privacy obligations by recording calls made through its call centers. During Year to Date Predecessor 2013, the Company recorded a $2,000 liability in its Unaudited Condensed Consolidated Balance Sheet in connection with this lawsuit. During the fiscal quarter ending June 27, 2014 the court approved an agreement to settle the lawsuit for $2,000, and the Company paid $2,000 to the plaintiffs.

During the fiscal quarter ending March 28, 2014, the Company reached an agreement to settle two putative class action lawsuits in California alleging that it violated certain obligations under California and federal wage and hour laws for $2,000, and recorded a $2,000 liability in its Unaudited Condensed Consolidated Balance Sheet. The court preliminarily approved the agreement to settle both lawsuits for $2,000 during the fiscal quarter ended June 27, 2014. In addition, the Company placed the $2,000 settlement into escrow with the court during the Quarter Successor 2014. The settlement agreement is subject to final approval by the court. The Company is subject to a third putative class action lawsuit in California alleging similar claims.

The Company is subject to other legal claims in the ordinary course of business. The Company does not believe that the resolution of such claims will result in a material adverse impact on the Company’s financial position, results of operations or liquidity.

10. Financial Instruments and Risk Management

From time to time the Company enters into hedging contracts with respect to interest rates under its credit facilities and raw coffee beans. The Company accounts for these instruments in accordance with ASC 815—Derivatives and Hedging. The Company does not hold or issue derivative financial instruments for trading purposes.

Interest Rate Contracts

The Company is subject to long-term variable rate debt obligations in connection with its credit facilities. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. The Company believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest obligations. Accordingly, the Company enters into interest rate hedge/swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments on a portion of its debt.

The Company records its interest rate contracts as Other assets in the Unaudited Condensed Consolidated Balance Sheets at fair value. Changes in fair value are recorded in Interest expense in the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The table below provides a summary of the interest rate cap contract the Company had entered into to manage its interest rate exposure related to Predecessor indebtedness:

Description	Borrowing	Notional Amount Outstanding	Receive	Pay	Fiscal Year Entered Into	Original Maturity (Fiscal Year)
Interest rate cap	Term debt	$300,000	2.0%	LIBOR	2012	2015

The foregoing interest rate contract was extinguished in connection with the Merger. The Company has not entered into any interest rate contracts during Year to Date Successor 2014.

Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments in accordance with the ASC 820— Fair Value Measurements and Disclosures. Fair value is the price to hypothetically sell an asset or transfer a liability in an orderly manner in the principal market for that asset or liability. This topic provides a hierarchy that gives highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities. This topic requires that financial assets and liabilities be classified into one of the following three categories:

Level 1	Quoted prices are available in active markets for identical assets or liabilities;

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

Level 3	Unobservable pricing inputs in which little or no market activity exists, therefore, requiring an entity to develop its own assumptions about what market participants would use in pricing an asset or liability.

The Company makes use of observable market-based inputs to calculate fair value, in which case the measurements are classified within Level 2 of the valuation hierarchy. Derivative financial instruments that are traded on an index are valued based on direct or indirect prices and classified within Level 2. The fair value of the Company’s derivative financial instruments was estimated using the net present value of a series of cash flows on both the cap and floor components. These cash flows were based on yield curves that take into account the contractual terms of the derivatives, including the period to maturity and market-based parameters such as interest rates and volatility. The Company incorporates nonperformance risk by adjusting the present value of each liability position utilizing an estimation of its credit risk, if applicable.

The effect of the cash interest expense of derivative instruments in the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) was $0 for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013. The effect of the cash interest expense of derivative instruments in the Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss was $0 for Year to Date Successor 2014 and Year to Date Predecessor 2013.

The effect of the noncash interest expense of derivative instruments in the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) was as follows:

Derivatives Not
Designated as		Amount of Gain or (Loss) Recognized in Income on Derivative (a)
Hedging	Location of Gain or	Quarter	Quarter	Quarter	Year to Date	Year to Date
Instruments Under	(Loss) Recognized in	Successor	Successor	Predecessor	Successor	Predecessor
ASC 815	Income on Derivative	2014	2013	2013	2014	2013
Interest rate cap	Interest expense	$—	$—	$(11)	$—	$(49)

		$—	$—	$(11)	$—	$(49)

(a)	This amount includes noncash interest expense.

The Company’s cash, restricted cash and cash equivalents, accounts receivable and accounts payable are carried at cost which approximates fair value because of the short-term maturity of these instruments. The Company’s cash equivalents are classified as Level 1 within the fair value hierarchy. The Company’s pension plan assets are classified as Level 2 within the fair value hierarchy and are valued based off significant observable inputs and unobservable inputs. The Company’s derivatives are measured at fair value using significant other observable inputs and are classified as Level 2.

The Company’s short-term borrowings and long term debt are classified as Level 2 within the fair value hierarchy and are valued based on similar publicly-traded debt securities. See Note – 8 “Long-Term Debt” for additional discussion. The Company’s short-term borrowings and long term debt are summarized below at estimated fair values at September 26, 2014 and December 27, 2013:

	Successor
	Net Carrying Value September 26, 2014	Fair Value September 26, 2014	Fair Value December 27, 2013
Notes	$342,435	$389,375	$374,500
Term loan facility	314,990	320,800	324,800

Warrant

On January 1, 2014, the Company received a warrant related to a strategic alliance agreement it entered into with Primo Water Corporation (“Primo”). The warrant allows the Company to purchase 475,000 shares of Common Stock of the customer, $0.001 par value, of Primo at an exercise price of $3.04. The Company recorded $613 in Other assets, $88 in Accrued expenses and other current liabilities and $525 in Other long-term liabilities on the Unaudited Condensed Consolidated Balance Sheet for the original fair value of the warrant. The warrant expires in seven years and is being amortized over the term in Net product sales on the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The warrant is classified as Level 2 within the fair value hierarchy. The fair value of our stock warrant was estimated using the Black-Scholes option pricing model. The inputs used in the model include the quoted stock price, the strike price, the underlying volatility of traded options for similar publically traded companies, the treasury risk-free rate and the estimated approximate time to conversion. The fair value of the warrant increased from the issue date by $351 as of September 26, 2014 and the increase in value was recorded as a gain in Other, net in the Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

At September 26, 2014, the Company has $964 in Other assets, $88 in Accrued expenses and other current liabilities and $460 in Other long-term liabilities on the Unaudited Condensed Consolidated Balance Sheet related to the warrant.

11. Income Taxes

Under ASC 740-270 - Income Taxes - Interim Reporting, each interim period is considered an integral part of the annual period and tax expense (benefit) is measured using an estimated annual effective income tax rate. Estimates of the annual effective income tax rate at the end of interim periods are, of necessity, based on evaluation of possible future events and transactions and may be subject to subsequent refinement or revision. The Company forecasts its estimated annual effective income tax rate and then applies that rate to its year-to-date pre-tax ordinary income (loss), subject to certain loss limitation provisions. In addition, certain specific transactions are excluded from the Company’s estimated annual effective tax rate computation, but are discretely recognized within income tax expense (benefit) in their respective interim period. Future changes in the forecasted annual income (loss) projections, tax rate changes, or discrete tax items could result in significant adjustments to quarterly income tax expense (benefit) in future periods.

The Company accounts for income taxes under ASC 740 – Income Taxes, whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax positions of the Company were impacted by the Merger and the resulting step up in fair value of the assets, which are disallowed for tax purposes.

All tax balances prior to August 31, 2013 were prepared on a separate entity basis and the Quarter Successor 2014 and Year to Date Successor 2014 were prepared on a consolidated entity basis as a result of the Merger, which caused the previously separate entities to reflect the same results as the Company after pushing down the purchase of the Company by the Parent.

For the fiscal nine months ended September 26, 2014, Successor 2013 and Year to Date Predecessor 2013, the effective tax rate was 20.2%, 38.6% and 2.6%, respectively. In the fiscal nine months ended September 26, 2014, permanent return to provision differences, a tax refund receivable deemed uncollectible, and the write-off of a deferred tax asset decreased the effective tax rate due to the Company’s year to date loss. In Successor 2013, permanent differences and state taxes increased the effective rate above the statutory rate due to the Company’s forecasted pre-tax income. In Year to Date Predecessor 2013, the full valuation allowance against the net deferred tax asset, with the exception of indefinite lived intangibles, decreased the effective rate well below the statutory rate of 34% with a slight offset for current state income tax expense. At the end of each interim period, the Company estimates the annual effective tax rate and applies that rate to our ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect and individually computed, are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

As of September 26, 2014 and December 27, 2013, the amount of the unrecognized tax benefits was $172 and $171; respectively, exclusive of interest and penalties. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. In addition to the unrecognized tax benefits, as of September 26, 2014 and December 27, 2013, the Company had $5 and $5, respectively of accrued interest and penalties associated with uncertain tax positions.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Polycycle Solutions, LLC (“PCS”), a former wholly-owned subsidiary of the Company that was merged into the Company effective December 2013, is currently under examination by the U.S. Internal Revenue Service (“IRS”) for the tax year ended November 15, 2011. There are no material state examinations currently in process. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by the tax authorities for years before 2010. For U.S federal and state jurisdiction purposes, the statute of limitations is generally open from 2010 forward. In addition, a tax indemnification agreement has been executed that requires any income tax adjustment in periods through the closing of the Merger to be retained by the Seller.

12. Stock Compensation Plan

2014 Equity Incentive Plan

The DSS Group, Inc. 2014 Equity Incentive Plan (the “Plan”) was adopted by the Company’s board of directors in July 2014. The Plan permits the Company to grant stock options, restricted shares, or other share based awards to persons or entities providing services to the Company or its Affiliates. The maximum number of shares of common stock reserved and available for issuance under the Plan is 260,698. Shares that are forfeited or canceled without delivery of the full number of shares to the grantee will be available for future award.

Under the terms of the Plan, options are to be priced at or above the fair market value of DSS’s common stock on the date of the grant. Typically, the options become exercisable in five installments of 20% vesting increments starting on the initial vesting date and continuing over four years and expire on the tenth anniversary date of the grant.

The Company uses the Black-Scholes option pricing model to estimate the fair value of options. This model requires the inputs of highly subjective assumptions which include the expected term of the option, expected stock price volatility and expected forfeitures.

The following is a summary of assumptions for the grants in 2014:

2014
Expected volatility	68.0%
Expected life of options	6.1 years
Risk-free interest rate (average)	2.2%
Expected dividend yield	0.0%

As the Company has limited historical option exercise data, the expected term of the stock options granted to employees under the Plan was calculated based on the simplified method. Under the simplified method, the expected term is equal to the average of an option’s weighted-average vesting period and its contractual term. The Company will continue using the simplified method until sufficient information regarding exercise behavior becomes available. The Company estimates the expected volatility of its common stock on the date of grant based on the historical stock volatilities of similar publicly-traded entities over a period equal to the expected terms of the options, as the Company does not have any trading history to use the volatility of its own common stock. The Company has no history or expectations of paying a cash dividends on its common stock. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the options in effect at the time of grant.

The following table summarizes stock options outstanding at September 26, 2014 and changes during the nine months then ended:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 28, 2013	—	$—
Granted	211,426	100.00
Exercised	—	—
Forfeited or canceled	—	—

Outstanding at September 26, 2014	211,426	$100.00	9.49	$—

Options exercisable at September 26, 2014	42,285	$100.00	9.49	$—

For stock options granted by the Company, stock-based compensation cost is measured at grant date based on the fair value of the award and is expensed over the requisite service period, which equates to the vesting period of the options. The weighted-average grant date fair value of the options granted during the Year to Date Successor was $62.72. During the Quarter Successor 2014 and Year to Date Successor 2014, the Company recognized stock compensation expense of $2,701, net of 6.0% forfeiture rate. The Company reassesses its estimated forfeiture rate annually or when new information, including actual forfeitures, indicate a change is appropriate.

The total intrinsic value of options exercised during the Quarter Successor 2014 and Year to Date Successor was $0. The intrinsic value is calculated based on the exercise price of the underlying awards and the calculated fair value of such awards as of each respective period-end date.

The following table summarizes information regarding the Company’s non-vested shares as of September 26, 2014, and changes during the nine month period ended September 26, 2014:

Non-Vested Options	Non-Vested Options Outstanding	Weighted Average Grant-Date Fair Value
Non-Vested at December 28, 2013	—	$—
Granted	211,426	62.72
Vested	(42,285)	62.72
Forfeited or canceled	—	—

Non-Vested at September 26, 2014	169,141	$62.72

The total fair value of shares vested during Quarter Successor 2014 and Year to Date Successor 2014 was $2,652.

As of September 26, 2014, the Company had $9,764 of total unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized as stock-based compensation expense over a weighted-average period of 3.93 years. This expected cost does not include the impact of any future stock-based compensation awards.

DSWG Stock Compensation Plan

In connection with the Merger, the DSWG Stock Compensation Plan (the “DSWG Plan”) which provided that nonqualified stock options could be issued to select employees, officers and directors of the Company was accelerated and canceled with resulted in a charge of $1,616 during Year to Date Predecessor 2013. For further discussion on the Merger refer to Note – 4 “Acquisition of Predecessor.”

Under the DSWG Plan, the Company was authorized to issue a maximum of 625,000 shares to DSWG’s common stock. During Quarter Predecessor 2013 and Year to Date Predecessor 2013 the Company recognized pre-tax stock compensation expense of approximately $1,812 and $2,400, respectively. As of December 28, 2012, the Company had approximately $2,832 of total unrecognized compensation cost related to the non-vested share-based compensation arrangements granted under the DSWG Plan. This cost was expected to be recognized as stock-based compensation expense over a weighted-average period of 1.7 years in 2012. This expected cost did not include the impact of any future stock-based compensation awards.

There were no awards granted under the DSWG Plan in Year to Date Predecessor 2013. As a result of the Merger, all outstanding nonqualified stock options under the DSWG Plan were immediately vested and forfeited or canceled. As of August 30, 2013, the Company had $0 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the DSWG Plan. The following table depicts the number of shares outstanding, weighted average exercise price, weighted average remaining life and the weighted average grand-date fair value:

Predecessor	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 28, 2012	484,949	$37.70	6.19	$23.68	$—
Forfeited or canceled	484,949	37.70		23.68

Outstanding at August 30, 2013	—	$—	—	$—	$—

Exercisable at August 30, 2013	—	$—	—	$—	$—

13. Business Segment and Geographic Information

The “management approach” has been used to present the following segment information. This approach is based upon the way the management of the Company organizes segments within an enterprise for making operating decisions and assessing performance. Financial information is reported on the basis that it is used internally by the chief operating decision maker (the “CODM”) for evaluating segment performance and deciding how to allocate resources to segments. The Company’s chief executive officer has been identified as the CODM.

The Company has two operating segments and reportable segments, which are presented below:

•	Direct-to-Consumer Services consist of sales of products and equipment rental income from the Company’s Home and Office Delivery (“HOD”) bottled water services, OCS and filtration services. The Company sells bottled water, brewed beverages and ancillary products, and rents water dispensers, brewed beverage equipment and filtration equipment to residential and commercial customers. Direct-to-Consumer Services are provided through the Company’s national network of sales and distribution facilities, vehicles and routes.

•	Retail Services consist of sales of the Company’s nonreturnable branded and private label one- and two- and a half-gallon high-density polyethylene (“HDPE”) bottles, as well as branded polyethylene terephthalate (“PET”) bottles, to major retailers. These products are distributed to retailers in all 50 states.

These operating segments were determined based on the nature of our sales channels. The measures that are used to assess the reportable segment’s operating performance are revenues and gross profit (excluding depreciation expense). A measure of assets is not applicable, as segment assets are not regularly reviewed by the CODM for evaluating performance or allocating resources. The table below presents information about the Company’s reportable segments for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013:

	Quarter Successor 2014	Quarter Successor 2013	Quarter Predecessor 2013
Net Revenue Components:
Direct-to-Consumer Services	$223,742	$64,199	$146,944
Retail services	36,073	9,555	22,151

Total net revenue	259,815	73,754	169,095

Gross profit (excluding depreciation expense)
Direct-to-Consumer Services	168,882	48,595	109,353
Retail services	1,390	872	1,116
Total reportable segment profit (excluding depreciation expense)	170,272	49,467	110,469

Expenses not allocated to the reportable segments	170,005	56,654	150,801

Income (Loss) before income taxes	$267	$(7,187)	$(40,332)

The table below presents information about the Company’s reportable segments for Year to Date Successor 2014, Quarter Successor 2013 and Year to Date Predecessor 2013:

	Year to Date Successor 2014	Quarter Successor 2013	Year to Date Predecessor 2013
Net Revenue Components:
Direct-to-Consumer Services	$638,025	$64,199	$541,490
Retail services	103,704	9,555	85,869

Total net revenue	741,729	73,754	627,359

Gross profit (excluding depreciation expense)
Direct-to-Consumer Services	480,783	48,595	406,897
Retail services	4,860	872	7,324
Total reportable segment profit (excluding depreciation expense)	485,643	49,467	414,221

Expenses not allocated to the reportable segments	499,436	56,654	453,779

Loss before income taxes	$(13,793)	$(7,187)	$(39,558)

Expenses not specifically related to the reportable segments are shown separately in the above reconciliation to consolidated income (loss) before income taxes. Expenses not allocated to the reportable segments are comprised of freight charges, variable manufacturing costs, depreciation & amortization, compensation, other corporate support related costs, interest expense and other, net costs.

No customer represented more than 10% of the Company’s total revenues during Quarter Successor 2014, Quarter Successor 2013, Quarter Predecessor 2013, Year to Date Successor 2014 and Year to Date Predecessor 2013. The Company does not earn revenues or have long-lived assets located in foreign countries. In accordance with GAAP enterprise-wide disclosure requirements, the Company’s net revenues from external customers by main product lines are as follows:

	Quarter Successor 2014	Quarter Successor 2013	Quarter Predecessor 2013
Water Delivery Services	$184,182	$51,242	$119,419
OCS	33,452	10,986	23,731
Filtration Services	6,107	1,971	3,794
Retail Services	36,074	9,555	22,151

Total	$259,815	$73,754	$169,095

	Year to Date Successor 2014	Year to Date Successor 2013	Year to Date Predecessor 2013
Water Delivery Services	$514,921	$51,242	$429,945
OCS	104,847	10,986	96,748
Filtration Services	18,257	1,971	14,797
Retail Services	103,704	9,555	85,868

Total	$741,729	$73,754	$627,358

The Company recognizes rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related operating leases, which are generally on a 28-day period. Amounts billed to customers for rental in future periods are deferred and included in Accrued expenses and other current liabilities on the Unaudited Condensed Consolidated Balance Sheets. Most revenues from product sales and rentals are made on credit without collateral. Total rental income for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013 was $25,178, $7,868 and $16,854, respectively. This consists of water dispenser rental income of $19,539, $6,019 and $13,282 for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, respectively, as well as filtration rental income of $5,638, $1,849 and $3,572 for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, respectively. Total filtration income consists of filtration rental income, as noted above, as well as filtration other income of $469, $122 and $221 for Quarter Successor 2014, Quarter Successor 2013 and Quarter Predecessor 2013, respectively. Total rental income for Year to Date Successor 2014 and Year to Date Predecessor 2013 was $75,066 and $65,214, respectively. This consists of water dispenser rental income of $58,260 and $51,296 for Year to Date Successor 2014 and Year to Date Predecessor 2013, respectively, as well as filtration rental income of $16,806 and $13,918 for Year to Date Successor 2014 and Year to Date Predecessor 2013, respectively. Total filtration income consists of filtration rental income, as noted above, as well as filtration other income of $1,452 and $880 for Year to Date Successor 2014 and Year to Date Predecessor 2013, respectively.

The Company’s Other revenues from external customers included energy surcharge fees, finance fees and the sale of three- and five-gallon polycarbonate bottles.

14. Preferred Stock

On April 20, 2012, the Company authorized and issued 4,137,846 shares of preferred stock (“Preferred Stock”), with a par value of $0.01 per share, at an Original Issue Price of $104.56 in exchange for $432,641.

The Preferred Stock had a liquidation preference equal to $104.56 per share, subject to anti-dilution adjustments, plus accrued but unpaid dividends. The Preferred Stock had equal voting rights with the common stock and were eligible to receive cumulative preferential distributions of 15% annually when authorized by the Board of Directors of the Company. Dividends earned but not declared or paid for the Quarter Successor 2014, Quarter Successor 2013, and Quarter Predecessor 2013 were $0, $0, and $14,976, respectively. Dividends earned but not declared or paid for the year to date Successor 2014, year to date Successor 2013, and year to date Predecessor 2013 were $0, $0, and $43,680, respectively. During the Predecessor period, the cumulative preferred dividends on the Preferred Stock have been presented as a reduction of income available to common shareholders on the Condensed Combined Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The Preferred Stock was convertible upon either a qualifying initial public offering (“IPO”) or a change of control transaction. Upon a qualifying IPO, the Preferred Stock was mandatorily convertible into common shares on a 1:1 conversion ratio. In addition to converting into common shares, the Preferred Stock entitled a holder to receive an amount in cash equal to the liquidation preference. Upon a change of control transaction, the Preferred Stock could have been, upon election of the holder, converted to common shares and received the liquidation preference payment in cash or treated the event as a deemed liquidation. In the event of an involuntary liquidation or deemed liquidation, the Preferred Stock would have been entitled to the liquidation preference which would have been paid out before the common shares. Because the Preferred Stock was contingently redeemable upon a change of control, the shares are presented outside of permanent equity on the accompanying consolidated balance sheets.

At June 27, 2014 and December 27, 2013, there were no preferred stock shares issued and outstanding as the shares were redeemed in conjunction with the Merger.

15. Subsequent Event

On October 16, 2014, the Company sold its 50% interest in the joint venture operating under the name Crystal Springs of Alabama for $1,977. The Company is expected to recognize a Gain on Investment of $1,595 in the fourth fiscal quarter.

In October 2014, a putative class action lawsuit was filed against the Company and a Notice of Labor Law Violations was filed with the Labor and Workforce Development Agency each alleging violations of wage and hour laws by the Company.